Exhibit 4.4

Execution Version

LETTER AGREEMENT

April 27, 2021

Diamondback Energy, Inc.

500 West Texas, Suite 1220

Midland, Texas 79701

Attn: Matt P. Zmigrosky, General Counsel

Email: mzmigrosky@diamondbackenergy.com

Dear Mr. Zmigrosky:

Reference is hereby made to that Registration Rights Agreement, dated as of February 26, 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), by and among Diamondback Energy, Inc., a Delaware corporation (the “Company”), Guidon Operating LLC, a Delaware limited liability company (“Guidon Operating”) and Guidon Energy Holdings LP, a Delaware limited partnership (“Guidon Energy”, and together with Guidon Operating, the “Guidon Parties”), relating to shares of common stock, par value $0.01 per share of the Company (the “Common Stock”). Defined terms used herein shall have the meaning ascribed to such terms as set forth in the Registration Rights Agreement.

Following the expiration of the Lock-Up Period on April 27, 2021, certain of Guidon Energy’s limited partners and their members (the “Distributees”) will acquire an aggregate of 9,081,616 shares of the Company’s common stock (the “Shares”) in connection with the distribution of the Shares by Guidon Energy to the Distributees (the “Distribution”). In connection with the Distribution, pursuant to Section 2.7 of the Registration Rights Agreement, Guidon Energy will transfer and assign its registration rights under the Registration Rights Agreement to the Distributees (the “Assignment”) and has requested that the Distributees’ Shares be included in the Shelf Registration Statement and each such Distributee be named as a selling stockholder thereunder.

In connection with the Distribution and the Assignment, in accordance with Section 4.7 of the Registration Rights Agreement, each of the Guidon Parties hereby consents, and the Company hereby agrees, to extend the deadline for the Company’s obligation under the Registration Rights Agreement (subject to the terms and conditions thereof) to prepare, file (to the extent not previously filed) and use the Company’s reasonable best efforts to cause to become effective the Shelf Registration Statement from April 27, 2021 to such date that is not later than two (2) business days from the date on which both of the following has occurred: (i) Gudion Energy has completed the Distribution on the books and records of Computershare Trust Company, N.A., the Company’s transfer agent, and has notified the Company of such completion and (ii) BCP GEMS Holdings LLC, a Delaware limited liability company and one of the Distributtees, has executed a joinder agreement to be bound by the terms and conditions of the Registration Rights Agreement (as amended by the terms of this letter agreement) as a Holder in the same manner as if it were an original signatory to the Registration Rights Agreement. This letter agreement shall not otherwise release the Company or the Guidon Parties from any other obligation or restrictions imposed by the Registration Rights Agreement and all other terms of the Registration Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, and together shall be deemed one in the same document. Counterparts may be delivered via facsimile, electronic mail or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

GUIDON ENERGY HOLDINGS LP By: Guidon Energy Holdings GP LLC

/s/ Gregory Perez
By:	Gregory Perez
Title:	Vice President

GUIDON OPERATING LLC

/s/ Gregory Perez
By:	Gregory Perez
Title:	Vice President

DIAMONDBACK ENERGY, INC.

/s/ Kaes Van’t Hof
By:	Kaes Van’t Hof
Title:	Chief Financial Officer

[Signature Page to Letter Agreement]